Exhibit 99.1

Athlon Acquisition Corp. Announces it Will Redeem its Public Shares and Will Not Consummate an Initial Business Combination

CAMBRIDGE, MA, November 9, 2022 /PRNewswire/ — Athlon Acquisition Corp. (Nasdaq: SWET, SWETU and SWETW) (the “Company”) announced today that, due to its anticipated inability to consummate an initial business combination within the time period required by its Amended and Restated Certificate of Incorporation (the “Charter”), the Company intends to dissolve and liquidate in accordance with the provisions of the Charter, and will redeem all of the outstanding shares of Class A common stock that were included in the units issued in its initial public offering (the “Public Shares”), at an expected per-share redemption price of approximately $10.06.

As of the close of business on December 1, 2022, the Public Shares will be deemed cancelled and will represent only the right to receive the expected per-share redemption price.

In order to provide for the disbursement of funds from the trust account, the Company will instruct the trustee of the trust account to take all necessary actions to liquidate the securities held in the trust account. The proceeds of the trust account will be held in a non-interest bearing account while awaiting disbursement to the holders of the Public Shares. Record holders will receive their pro rata portion of the proceeds of the trust account by delivering their Public Shares to Continental Stock Transfer & Trust Company, the Company’s transfer agent. Beneficial owners of Public Shares held in “street name,” however, will not need to take any action in order to receive the expected per-share redemption price. The redemption of the Public Shares is expected to be completed within ten business days after December 1, 2022.

The Company’s sponsor and its transferees have agreed to waive their redemption rights with respect to the Company’s outstanding Class B common stock issued prior to the Company’s initial public offering. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless.

The Company expects that the Nasdaq will file a Form 25 with the United States Securities and Exchange Commission (the “Commission”) to delist the Company’s securities. The Company thereafter expects to file a Form 15 with the Commission to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. Such statements may include, but are not limited to, statements regarding the Company’s intention to redeem all of its outstanding Public Shares, the Company’s cash position or cash held in the Company’s trust account, the expected per-share redemption price, or the timing when the Company’s Public Shares will cease trading on Nasdaq. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties that may cause actual results to differ significantly. The Company does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.